                                                                       EXHIBIT 1

                                                                           FINAL





                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                          FIRST COMMERCIAL CORPORATION

                                      AND

                         REGIONS FINANCIAL CORPORATION


                          DATED AS OF FEBRUARY 8, 1998

                               TABLE OF CONTENTS

                                                                                                            PAGE
                                                                                                            -----
Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1

Preamble  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1

ARTICLE 1 - TRANSACTIONS AND TERMS OF MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . .           1

    1.1          Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1
    1.2          Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           2
    1.3          Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           2
    1.4          Execution of Stock Option Agreement  . . . . . . . . . . . . . . . . . . . . . . .           2

ARTICLE 2 - TERMS OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           2

    2.1          Certificate of Incorporation . . . . . . . . . . . . . . . . . . . . . . . . . . .           2
    2.2          Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           2
    2.3          Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           2

ARTICLE 3 - MANNER OF CONVERTING SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           3

    3.1          Conversion of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           3
    3.2          Anti-Dilution Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           3
    3.3          Shares Held by FCC or Regions  . . . . . . . . . . . . . . . . . . . . . . . . . .           3
    3.4          Dissenting Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           3
    3.5          Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           4
    3.6          Conversion of Stock Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . .           4

ARTICLE 4 - EXCHANGE OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           6

    4.1          Exchange Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           6
    4.2          Rights of Former FCC Stockholders  . . . . . . . . . . . . . . . . . . . . . . . .           6

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF FCC . . . . . . . . . . . . . . . . . . . . . . . . .           7

    5.1          Organization, Standing, and Power  . . . . . . . . . . . . . . . . . . . . . . . .           7
    5.2          Authority; No Breach By Agreement  . . . . . . . . . . . . . . . . . . . . . . . .           7
    5.3          Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           8
    5.4          FCC Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           8
    5.5          SEC Filings; Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . .           9
    5.6          Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . .          10
    5.7          Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . .          10
    5.8          Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          10
    5.9          Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          11
    5.10         Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          12
    5.11         Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          13
    5.12         Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          13
    5.13         Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          14
    5.14         Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          16
    5.15         Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          17
    5.16         Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          17
    5.17         Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . .          17
    5.18         Accounting, Tax, and Regulatory Matters  . . . . . . . . . . . . . . . . . . . . .          17

    5.19         State Takeover Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          18
    5.20         Charter Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          18
    5.21         Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          18
    5.22         Derivatives  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          18
    5.23         Year 2000  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          18

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF REGIONS . . . . . . . . . . . . . . . . . . . . . . .          19

    6.1          Organization, Standing, and Power  . . . . . . . . . . . . . . . . . . . . . . . .          19
    6.2          Authority; No Breach By Agreement  . . . . . . . . . . . . . . . . . . . . . . . .          19
    6.3          Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          20
    6.4          Regions Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          20
    6.5          SEC Filings; Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . .          21
    6.6          Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . .          21
    6.7          Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . .          21
    6.8          Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          22
    6.9          Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          23
    6.10         Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          23
    6.11         Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          24
    6.12         Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          25
    6.13         Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          25
    6.14         Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          25
    6.15         Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . .          25
    6.16         Accounting, Tax, and Regulatory Matters  . . . . . . . . . . . . . . . . . . . . .          26
    6.17         Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          26
    6.18         Derivatives  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          27
    6.19         Year 2000  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          27

ARTICLE 7 - CONDUCT OF BUSINESS PENDING CONSUMMATION  . . . . . . . . . . . . . . . . . . . . . . .          27

    7.1          Affirmative Covenants of Both Parties  . . . . . . . . . . . . . . . . . . . . . .          27
    7.2          Negative Covenants of FCC  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          27
    7.3          Adverse Changes in Condition . . . . . . . . . . . . . . . . . . . . . . . . . . .          30
    7.4          Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          30

ARTICLE 8 - ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          30

    8.1          Registration Statement; Joint Proxy Statement; Stockholder Approvals . . . . . . .          30
    8.2          Exchange Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          31
    8.3          Applications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          31
    8.4          Filings with State Offices . . . . . . . . . . . . . . . . . . . . . . . . . . . .          31
    8.5          Agreement as to Efforts to Consummate  . . . . . . . . . . . . . . . . . . . . . .          31
    8.6          Investigation and Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . .          31
    8.7          Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          32
    8.8          Certain Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          32
    8.9          Accounting and Tax Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . .          33
    8.10         State Takeover Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          33
    8.11         Charter Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          33
    8.12         Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          33

    8.13         Agreement of Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          33
    8.14         Employee Benefits and Contracts  . . . . . . . . . . . . . . . . . . . . . . . . .          34
    8.15         Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          35
    8.16         Certain Modifications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          36
    8.17         Pending FCC Acquisition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          37

ARTICLE 9 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE . . . . . . . . . . . . . . . . . . .          37

    9.1          Conditions to Obligations of Each Party  . . . . . . . . . . . . . . . . . . . . .          37
    9.2          Conditions to Obligations of Regions . . . . . . . . . . . . . . . . . . . . . . .          39
    9.3          Conditions to Obligations of FCC . . . . . . . . . . . . . . . . . . . . . . . . .          40

ARTICLE 10 - TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          41

    10.1         Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          41
    10.2         Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          44
    10.3         Non-Survival of Representations and Covenants  . . . . . . . . . . . . . . . . . .          44

ARTICLE 11 - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          44

    11.1         Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          44
    11.2         Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          53
    11.3         Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          53
    11.4         Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          53
    11.5         Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          53
    11.6         Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          54
    11.7         Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          54
    11.8         Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          54
    11.9         Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          55
    11.10        Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          55
    11.11        Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          56
    11.12        Interpretations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          56
    11.13        Enforcement of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          56
    11.14        Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          56

Signatures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          57

                                LIST OF EXHIBITS

EXHIBIT NUMBER     DESCRIPTION
--------------     -----------
     1.            Form of Stock Option Agreement.  (Section 1.4).

     2.            Form of Affiliate Agreement.  (Sections 8.13, 9.2(d)).

                          AGREEMENT AND PLAN OF MERGER


             THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of February 8, 1998, by and between FIRST COMMERCIAL CORPORATION ("FCC"), a corporation organized and existing under the Laws of the State of Arkansas, with its principal office located in Little Rock, Arkansas; and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the Laws of the State of Delaware, with its principal office located in Birmingham, Alabama.


                                    PREAMBLE

             The Boards of Directors of FCC and Regions are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of FCC by Regions pursuant to the merger (the "Merger") of FCC with and into Regions. At the effective time of the Merger, the outstanding shares of the capital stock of FCC shall be converted into shares of the common stock of Regions (except as provided herein). As a result, stockholders of FCC shall become stockholders of Regions, and each of the subsidiaries of FCC shall continue to conduct its business and operations as a subsidiary of Regions.
The transactions described in this Agreement are subject to the approvals of the stockholders of FCC, the stockholders of Regions, the Board of Governors of the Federal Reserve System, and certain state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code, and (ii) for accounting purposes shall qualify for treatment as a pooling of interests.

             Immediately after the execution and delivery of this Agreement, as a condition and inducement to Regions' willingness to enter into this Agreement, FCC and Regions are entering into a stock option agreement (the "Stock Option Agreement"), in substantially the form of Exhibit 1, pursuant to which FCC is granting to Regions an option to purchase shares of FCC Common Stock.

             Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

             NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:


                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

             1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, FCC shall be merged with and into Regions in accordance with the provisions of Section 4-27-1107 of the ABCA and with the effect provided in Section 4-

27-1106 of the ABCA and Section 252 of the DGCL and with the effect provided in
Section 259 of the DGCL (the "Merger"). Regions shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of FCC and Regions.

             1.2 TIME AND PLACE OF CLOSING. The consummation of the Merger (the "Closing") shall take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at such location as may be mutually agreed upon by the Parties.

             1.3 EFFECTIVE TIME. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time the Arkansas Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Arkansas and the Delaware Certificate of Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on or before the 15th business day (as designated by Regions) following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of Regions and FCC approve the matters relating to this Agreement required to be approved by such stockholders by applicable Law.

             1.4 EXECUTION OF STOCK OPTION AGREEMENT. Immediately after the execution of this Agreement and as a condition hereto, FCC is executing and delivering to Regions the Stock Option Agreement.


                                   ARTICLE 2
                                TERMS OF MERGER

             2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Regions in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

             2.2 BYLAWS. The Bylaws of Regions in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

             2.3 DIRECTORS AND OFFICERS. The directors of Regions in office immediately prior to the Effective Time, together with such additional individuals elected in accordance with the terms of the Supplemental Letter, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Regions in office immediately prior to the Effective Time, together with such additional officers of FCC as thereafter elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.


                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES

             3.1   CONVERSION OF SHARES.  Subject to the provisions of this
Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Regions or FCC, or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

                   (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                   (b) Each share of FCC Common Stock (including any associated Preferred Stock Purchase Rights, but excluding shares held by any FCC Company or any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into 1.7 shares of Regions Common Stock (subject to adjustment pursuant to Section 10.1(g) of this Agreement, the "Exchange Ratio").

             3.2 ANTI-DILUTION PROVISIONS. In the event FCC changes the number of shares of FCC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

             3.3 SHARES HELD BY FCC OR REGIONS. Each of the shares of FCC Common Stock held by any FCC Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

             3.4 DISSENTING STOCKHOLDERS. Any holder of shares of FCC Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Sections 4-27-1301 et seq. of the ABCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the ABCA and surrendered to FCC the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of FCC fails to perfect, or effectively withdraws or loses, such holder's right to appraisal of and payment for such holder's shares, Regions shall issue and deliver the consideration to which such holder of shares of FCC Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of FCC Common Stock held by such holder. FCC will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Surviving Corporation.

             3.5 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of FCC Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the last sale price of Regions Common Stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

             3.6   CONVERSION OF STOCK RIGHTS.

                   (a) At the Effective Time, each award, option, or other right to purchase or acquire shares of FCC Common Stock pursuant to stock options, stock appreciation rights, or stock awards ("FCC Rights") granted by FCC under the FCC Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each FCC Right, in accordance with the terms of the FCC Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Regions and its Compensation Committee shall be substituted for FCC and the Committee of FCC's Board of Directors (including, if applicable, the entire Board of Directors of FCC) administering such FCC Stock Plan, (ii) each FCC Right assumed by Regions may be exercised solely for shares of Regions Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of Regions Common Stock subject to such FCC Right shall be equal to the number of shares of FCC Common Stock subject to such FCC Right immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price (or similar threshold price, in the case of stock awards) under each such FCC Right shall be adjusted by dividing the per share exercise (or threshold) price under each such FCC Right by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause
(iii) of the preceding sentence, Regions shall not be obligated to issue any fraction of a share of Regions Common Stock upon exercise of FCC Rights and any fraction of a share of Regions Common Stock that otherwise would be subject to a converted FCC Right shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of Regions Common Stock and the per share exercise price of such Right. The market value of one share of Regions Common Stock shall be the last sale price of Regions Common Stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.6, each FCC Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Regions agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6.

                   (b) As soon as reasonably practicable after the Effective Time, Regions shall deliver to the participants in each FCC Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to such FCC Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.6(a) after giving effect to the Merger), and Regions shall comply with the terms of each FCC Stock Plan to ensure, to the extent required by, and subject to the provisions of, such FCC Stock Plan, that FCC Rights which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Regions shall take all corporate action necessary to reserve for issuance sufficient shares of Regions Common Stock for delivery upon exercise of FCC Rights assumed by it in accordance with this Section 3.6. As soon as reasonably practicable after the Effective Time, Regions shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Regions Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under
Section 16(a) of the 1934 Act, where applicable, Regions shall administer the FCC Stock Plan assumed pursuant to this Section 3.6 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act.

                   (c) All restrictions or limitations on transfer with respect to FCC Common Stock awarded under the FCC Stock Plans or any other plan, program, or arrangement of any FCC Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

                                   ARTICLE 4
                               EXCHANGE OF SHARES

             4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Regions and FCC shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of FCC appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FCC Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of FCC Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which the holder thereof has perfected dissenters' rights of appraisal as contemplated by Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to
Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of FCC Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Regions shall not be obligated to deliver the consideration to which any former holder of FCC Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of FCC Common Stock for exchange as provided in this
Section 4.1. The certificate or certificates of FCC Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of FCC Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

             4.2 RIGHTS OF FORMER FCC STOCKHOLDERS. At the Effective Time, the stock transfer books of FCC shall be closed as to holders of FCC Common Stock immediately prior to the Effective Time and no transfer of FCC Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of FCC Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which the holder thereof has perfected dissenters' rights of appraisal as contemplated by Section 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by FCC in respect of such shares of FCC Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former stockholders of record of FCC shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of FCC Common Stock are converted, regardless of whether such holders have exchanged their certificates representing FCC Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of FCC Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such FCC Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.


                                   ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF FCC

             FCC hereby represents and warrants to Regions as follows:

             5.1 ORGANIZATION, STANDING, AND POWER. FCC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Arkansas, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. FCC is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC.

             5.2   AUTHORITY; NO BREACH BY AGREEMENT.

                   (a) FCC has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FCC, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of FCC Common Stock entitled to be cast thereon, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by FCC. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of FCC, enforceable against FCC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                   (b) Neither the execution and delivery of this Agreement by FCC, nor the consummation by FCC of the transactions contemplated hereby, nor compliance by FCC with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of FCC's Second Amended and Restated Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FCC Company under, any Contract or Permit of any FCC Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any FCC Company or any of their respective Material Assets.

                   (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by FCC of the Merger and the other transactions contemplated in this Agreement.

             5.3   CAPITAL STOCK.

                   (a) The authorized capital stock of FCC consists, as of the date of this Agreement, of (i) 50,000,000 shares of FCC Common Stock, of which 37,590,428 shares are issued and outstanding as of the date of this Agreement and, except for shares of FCC Common Stock issuable in connection with the transaction referenced in Section 8.17 of this Agreement, not more than 38,527,511 shares will be issued and outstanding at the Effective Time, and (ii) 400,000 shares of FCC Preferred Stock, of which no shares are issued and outstanding as of the date of this Agreement and no shares will be issued and outstanding as of the Effective Time. All of the issued and outstanding shares of FCC Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the ABCA. None of the outstanding shares of FCC Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of FCC.

                   (b) Except as set forth in Section 5.3(a) of this Agreement or Section 5.3(b) of the FCC Disclosure Memorandum, or as provided pursuant to the Stock Option Agreement or the FCC Rights Agreement, there are no shares of capital stock or other equity securities of FCC outstanding and no outstanding Rights relating to the capital stock of FCC.

             5.4 FCC SUBSIDIARIES. FCC has disclosed in Section 5.4 of the FCC Disclosure Memorandum all of the FCC Subsidiaries as of the date of this Agreement. Except as set forth in

Section 5.4 of the FCC Disclosure Memorandum, FCC or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each FCC Subsidiary. No equity securities of any FCC Subsidiary are or may become required to be issued (other than to another FCC Company) by reason of any Rights, and there are no Contracts by which any FCC Subsidiary is bound to issue (other than to another FCC Company) additional shares of its capital stock or Rights or by which any FCC Company is or may be bound to transfer any shares of the capital stock of any FCC Subsidiary (other than to another FCC Company). There are no Contracts relating to the rights of any FCC Company to vote or to dispose of any shares of the capital stock of any FCC Subsidiary. All of the shares of capital stock of each FCC Subsidiary held by a FCC Company are duly authorized, validly issued, and fully paid and, except as provided in statutes pursuant to which depository institution Subsidiaries are organized, nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the FCC Company free and clear of any Lien. Except as set forth in Section 5.4 of the FCC Disclosure Memorandum, each FCC Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each FCC Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC. Each FCC Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

             5.5   SEC FILINGS; FINANCIAL STATEMENTS.

                   (a) FCC has filed and made available to Regions all forms, reports, and documents required to be filed by FCC with the SEC since December 31, 1993 (collectively, the "FCC SEC Reports"). The FCC SEC Reports
(i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such FCC SEC Reports or necessary in order to make the statements in such FCC SEC Reports, in light of the circumstances under which they were made, not misleading. Except for FCC Subsidiaries that are registered as a broker, dealer, or investment advisor or filings required due to fiduciary holdings of the FCC Subsidiaries, none of FCC's Subsidiaries is required to file any forms, reports, or other documents with the SEC.

                   (b) Each of the FCC Financial Statements (including, in each case, any related notes) contained in the FCC SEC Reports, including any FCC SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of FCC and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

             5.6 ABSENCE OF UNDISCLOSED LIABILITIES. No FCC Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC, except Liabilities which are accrued or reserved against in the consolidated balance sheets of FCC as of September 30, 1997, included in the FCC Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to September 30, 1997. No FCC Company has incurred or paid any Liability since September 30, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC.

             5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1997, except as disclosed in the FCC Financial Statements, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC, and
(ii) the FCC Companies have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

             5.8   TAX MATTERS.

                   (a) All Tax Returns required to be filed by or on behalf of any of the FCC Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and, to the Knowledge of FCC, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on FCC, except to the extent reserved against in the FCC Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                   (b) Except as set forth in Section 5.8(b) of the FCC Disclosure Memorandum, none of the FCC Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                   (c) Adequate provision for any Taxes due or to become due for any of the FCC Companies for the period or periods through and including the date of the respective FCC Financial Statements has been made and is reflected on such FCC Financial Statements.

                   (d) Each of the FCC Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC.

                   (e) Except as set forth in Section 5.8(e) of the FCC Disclosure Memorandum, none of the FCC Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

                   (f) There are no Material Liens with respect to Taxes upon any of the Assets of the FCC Companies.

                   (g) Except as set forth in Section 5.8(g) of the FCC Disclosure Memorandum, there has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the FCC Companies that occurred during or after any Taxable Period in which the FCC Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1996.

                   (h) No FCC Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

                   (i) After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of Regions, which consent will not be unreasonably withheld.

                   (j) No FCC Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

             5.9 ASSETS. The FCC Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the FCC Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FCC's past practices. All Assets which are Material to

FCC's business on a consolidated basis, held under leases or subleases by any of the FCC Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The FCC Companies currently maintain insurance in amounts, scope, and coverage reasonably necessary for their operations. None of the FCC Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the FCC Companies include all Assets required to operate the business of the FCC Companies as presently conducted.

             5.10  ENVIRONMENTAL MATTERS.

                   (a) To the Knowledge of FCC, each FCC Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except those violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC.

                   (b) There is no Litigation pending or, to the Knowledge of FCC, threatened before any court, governmental agency, or authority, or other forum in which any FCC Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any FCC Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC.

                   (c) There is no Litigation pending, or to the Knowledge of FCC, threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or FCC in respect of such Loan Property) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC.

                   (d) To the Knowledge of FCC, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC.

                   (e) To the Knowledge of FCC, during the period of (i) any FCC Company's ownership or operation of any of their respective current properties, (ii) any FCC Company's participation in the management of any Participation Facility, or (iii) any FCC Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC. Prior to the period of (i) any FCC Company's ownership or operation of any of their respective current properties, (ii) any FCC Company's participation in the management of any Participation Facility, or
(iii) any FCC Company's holding of a security interest in a Loan Property, to the Knowledge of FCC, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC.

             5.11 COMPLIANCE WITH LAWS. FCC is duly registered as a bank holding company under the BHC Act. Each FCC Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC. None of the FCC Companies:

                   (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC; and

                   (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any FCC Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC, or
      (iii) requiring any FCC Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

             5.12 LABOR RELATIONS. Except as set forth in Section 5.12 of the FCC Disclosure Memorandum, no FCC Company is the subject of any Litigation asserting that it or any other FCC Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other FCC Company to bargain with any labor organization as to wages or conditions of employment, nor is any FCC Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any FCC Company, pending or threatened, or to the Knowledge of FCC, is there any activity involving any FCC Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

             5.13  EMPLOYEE BENEFIT PLANS.

                   (a) FCC has disclosed to Regions in writing prior to the execution of the Agreement and in Section 5.13 of the FCC Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies in each case of, all Material FCC Benefits Plans. For purposes of this Agreement, "FCC Benefit Plans" means all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by, any FCC Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate. Any of the FCC Benefit Plans which is an "employee welfare benefit plan," as that term is defined in
Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "FCC ERISA Plan." Any FCC ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "FCC Pension Plan." Neither FCC nor any FCC Company has an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each "employee pension benefit plan," as defined in Section 3(2) of ERISA, ever maintained by any FCC Company that was intended to qualify under Section 401(a) of the Internal Revenue Code and with respect to which any FCC Company has any Liability, is disclosed as such in Section 5.13 of the FCC Disclosure Memorandum.

                   (b) FCC has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such FCC Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such FCC Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters, or Material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any FCC Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

                   (c) All FCC Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC. Each FCC ERISA Plan which is intended to be qualified under Section 401(a) of the

Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and FCC is not aware of any circumstances which will or could reasonably result in revocation of any such favorable determination letter. Each trust created under any FCC ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and FCC is not aware of any circumstance which will or could reasonably result in revocation of such exemption. With respect to each FCC Benefit Plan to the Knowledge of FCC, no event has occurred which will or could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on FCC. There is no Material pending or, to the Knowledge of FCC, threatened Litigation relating to any FCC ERISA Plan.

                   (d) No FCC Company has engaged in a transaction with respect to any FCC Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject any FCC Company to a Material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC. Neither FCC nor any administrator or fiduciary of any FCC Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner which could subject FCC to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on FCC. No oral or written representation or communication with respect to any aspect of the FCC Benefit Plans has been made to employees of any FCC Company which is not in accordance with the written or otherwise preexisting terms and provisions of such plans, where any Liability with respect to such representation or disclosure is reasonably likely to have a Material Adverse Effect on FCC.

                   (e) Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position or funded status of any FCC Pension Plan, (ii) no change in the actuarial assumptions with respect to any FCC Pension Plan, and (iii) no increase in benefits under any FCC Pension Plan as a result of plan amendments or changes in applicable Law, any of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC. Neither any FCC Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any FCC Company, or the single-employer plan of any entity which is considered one employer with FCC under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or
Section 302 of ERISA (whether or not waived) (a "FCC ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. All contributions with respect to a FCC Pension Plan or any single-employer plan of a FCC ERISA Affiliate have or will be timely made and there is no lien or expected to be a lien under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. No FCC Company has provided, or is required to provide, security to a FCC Pension Plan or to any single-employer plan of a FCC ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under

ERISA Section 4006 have been timely paid by FCC, except to the extent any failure would not have a Material Adverse Effect on FCC.

                   (f) No Liability under Title IV of ERISA has been or is expected to be incurred by any FCC Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any FCC ERISA Affiliate that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due, except to the extent any failure would not have a Material Adverse Effect on FCC).

                   (g) Except as set forth in Section 5.13 of the FCC Disclosure Memorandum, no FCC Company has any obligations for retiree health and retiree life benefits under any of the FCC Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

                   (h) Except as set forth in Section 5.13 of the FCC Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves,
(i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any FCC Company from any FCC Company under any FCC Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any FCC Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

             5.14 MATERIAL CONTRACTS. Except as set forth in Section 5.14 of the FCC Disclosure Memorandum, none of the FCC Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000, (ii) any Contract relating to the borrowing of money by any FCC Company or the guarantee by any FCC Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by FCC with the SEC as of the date of this Agreement that has not been filed as an exhibit to FCC's Form 10-K filed for the fiscal year ended December 31, 1996, or in another SEC Document and identified to Regions (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "FCC Contracts"). With respect to each FCC Contract: (i) the Contract is in full force and effect; (ii) no FCC Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC; (iii) no FCC Company has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of FCC, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC, or has repudiated or waived any Material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of any FCC Company for money borrowed is prepayable at any time by such FCC Company without penalty or premium.

             5.15  LEGAL PROCEEDINGS.

                   (a) There is no Litigation instituted or pending, or, to the Knowledge of FCC, threatened against any FCC Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any FCC Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC.

                   (b) Section 5.15(b) of the FCC Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any FCC Company is a party and which names a FCC Company as a defendant or cross-defendant and where the maximum exposure is estimated to be $250,000 or more.

             5.16 REPORTS. Since January 1, 1994, or the date of organization if later, each FCC Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

             5.17 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any FCC Company or any Affiliate thereof regarding FCC or such Affiliate for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any FCC Company or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to Regions' and FCC's stockholders in connection with the Stockholders' Meetings will, when first mailed to the stockholders of Regions and FCC, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that any FCC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

             5.18 ACCOUNTING, TAX, AND REGULATORY MATTERS. No FCC Company or any Affiliate thereof has taken or agreed to take any action, and FCC has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

             5.19 STATE TAKEOVER LAWS. Each FCC Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Arkansas (collectively, "Takeover Laws").

             5.20 CHARTER PROVISIONS. Each FCC Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any FCC Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any FCC Company that may be directly or indirectly acquired or controlled by it.

             5.21 RIGHTS AGREEMENT. FCC has taken all necessary action (including, if required, redeeming all of the outstanding Preferred Stock Purchase Rights or amending or terminating the FCC Rights Agreement) so that the entering into of this Agreement, the acquisition of shares pursuant to, or other exercise of rights under, the Stock Option Agreement and consummation of the Merger and the other transactions contemplated hereby do not and will not result in any Person becoming able to exercise any Preferred Stock Purchase Rights under the FCC Rights Agreement or enabling or requiring the Preferred Stock Purchase Rights to be separated from the shares of FCC Common Stock to which they are attached or to be triggered or to become exercisable.

             5.22 DERIVATIVES. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for FCC's own account, or for the account of one or more the FCC Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

             5.23 YEAR 2000. FCC has disclosed to Regions a complete and accurate copy of FCC's plan, including an estimate of the anticipated associated costs, for implementing modifications to FCC's hardware, software, and computer systems, chips, and microprocessors, to ensure proper execution and accurate processing of all date-related data, whether from years in the same century or in different centuries. Between the date of this Agreement and the Effective Time, FCC shall endeavor to continue its efforts to implement such plan.

                                   ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF REGIONS

             Regions hereby represents and warrants to FCC as follows:

             6.1 ORGANIZATION, STANDING, AND POWER. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

             6.2   AUTHORITY; NO BREACH BY AGREEMENT.

                   (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions, subject to the approval of this Agreement and the issuance of the shares of Regions Common Stock pursuant to the Merger by the holders of a majority of the outstanding shares of Regions Common Stock entitled to vote thereon, which is the only stockholder vote required for the consummation of the Merger by Regions. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                   (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Regions' Certificate of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective Material Assets.

                   (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

             6.3 CAPITAL STOCK. The authorized capital stock of Regions consists, as of the date of this Agreement, of 240,000,000 shares of Regions Common Stock, of which 136,696,150 shares were issued and outstanding and 322,221 shares were held as treasury shares as of December 31, 1997. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of FCC Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of FCC Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Regions.

             6.4 REGIONS SUBSIDIARIES. Regions or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Regions Subsidiary. No equity securities of any Regions Subsidiary are or may become required to be issued (other than to another Regions Company) by reason of any Rights, and there are no Contracts by which any Regions Subsidiary is bound to issue (other than to another Regions Company) additional shares of its capital stock or Rights or by which any Regions Company is or may be bound to transfer any shares of the capital stock of any Regions Subsidiary (other than to another Regions Company). There are no Contracts relating to the rights of any Regions Company to vote or to dispose of any shares of the capital stock of any Regions Subsidiary. All of the shares of capital stock of each Regions Subsidiary held by a Regions Company are fully paid and, except as provided in statutes pursuant to which depository institution Subsidiaries are organized, nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Regions Company free and clear of any Lien. Each Regions Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Regions Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. Each Regions Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

             6.5   SEC FILINGS; FINANCIAL STATEMENTS.

                   (a) Regions has filed and made available to FCC all forms, reports, and documents required to be filed by Regions with the SEC since December 31, 1993 (collectively, the "Regions SEC Reports"). The Regions SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Regions SEC Reports or necessary in order to make the statements in such Regions SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Regions Subsidiaries that are registered as a broker, dealer, or investment advisor or filings required due to fiduciary holdings of the Regions Subsidiaries, none of Regions Subsidiaries is required to file any forms, reports, or other documents with the SEC.

                   (b) Each of the Regions Financial Statements (including, in each case, any related notes) contained in the Regions SEC Reports, including any Regions SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Regions and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

             6.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Regions Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of September 30, 1997, included in the Regions Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to September 30, 1997. No Regions Company has incurred or paid any Liability since September 30, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

             6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1997, except as disclosed in the Regions Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and (ii) the Regions Companies have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

             6.8   TAX MATTERS.

                   (a) All Tax Returns required to be filed by or on behalf of any of the Regions Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and, to the Knowledge of Regions, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Regions, except to the extent reserved against in the Regions Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                   (b) None of the Regions Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                   (c) Adequate provision for any Taxes due or to become due for any of the Regions Companies for the period or periods through and including the date of the respective Regions Financial Statements has been made and is reflected on such Regions Financial Statements.

                   (d) Each of the Regions Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

                   (e) None of the Regions Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

                   (f) There are no Material Liens with respect to Taxes upon any of the Assets of the Regions Companies.

                   (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the Regions Companies that occurred during or after any Taxable Period in which the Regions Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1996.

                   (h)    No Regions Company has filed any consent under
Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

                   (i) After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of FCC, which consent will not be unreasonably withheld.

                   (j) No Regions Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

             6.9 ASSETS. The Regions Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the Regions Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Regions' past practices. All Assets which are Material to Regions' business on a consolidated basis, held under leases or subleases by any of the Regions Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The Regions Companies currently maintain insurance similar in amounts, scope, and coverage reasonably necessary for their operations.
None of the Regions Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the Regions Companies include all Assets required to operate the business of the Regions Companies as presently conducted.

             6.10  ENVIRONMENTAL MATTERS.

                   (a) To the Knowledge of Regions, each Regions Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except those violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

                   (b) There is no Litigation pending or, to the Knowledge of Regions, threatened before any court, governmental agency, or authority, or other forum in which any Regions Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance

(including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any Regions Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

                   (c) There is no Litigation pending or, to the Knowledge of Regions, threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or Regions in respect of such Loan Property) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

                   (d) To the Knowledge of Regions, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

                   (e) To the Knowledge of Regions, during the period of (i) any Regions Company's ownership or operation of any of their respective current properties, (ii) any Regions Company's participation in the management of any Participation Facility, or (iii) any Regions Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. Prior to the period of (i) any Regions Company's ownership or operation of any of their respective current properties,
(ii) any Regions Company's participation in the management of any Participation Facility, or (iii) any Regions Company's holding of a security interest in a Loan Property, to the Knowledge of Regions, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

             6.11 COMPLIANCE WITH LAWS. Regions is duly registered as a bank holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. None of the Regions Companies:

                   (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

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                   (b)    has received any notification or communication from
      any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) requiring any Regions Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

             6.12 LABOR RELATIONS. No Regions Company is the subject of any Litigation asserting that it or any other Regions Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other Regions Company to bargain with any labor organization as to wages or conditions of employment, nor is any Regions Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any Regions Company, pending or threatened, or to the Knowledge of Regions, is there any activity involving any Regions Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

             6.13 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened against any Regions Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

             6.14 REPORTS. Since January 1, 1994, or the date of organization if later, each Regions Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

             6.15 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof regarding Regions or such Affiliate for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to FCC's and Regions' stockholders in connection with the Stockholders' Meetings, will, when first mailed to the stockholders of FCC and Regions, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

             6.16 ACCOUNTING, TAX, AND REGULATORY MATTERS. No Regions Company or any Affiliate thereof has taken or agreed to take any action, and Regions has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

             6.17 EMPLOYEE BENEFIT PLANS. All Regions Plans have complied with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. For purposes of this Agreement, the term "Regions Plan" means each bonus, incentive compensation, severance pay, medical or other insurance program, retirement plan, or other employee benefit plan program, agreement, or arrangement sponsored, maintained, or contributed to by Regions or any trade or business, whether or not incorporated, that together with Regions or any of its Subsidiaries would be deemed a "single employer" under Section 414 of the Internal Revenue Code (a "Regions ERISA Affiliate") or under which Regions or any Regions ERISA Affiliate has any Liability or obligation. No Liability under Title IV of ERISA has been incurred by Regions or any Regions ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a Material risk to Regions or any Regions ERISA Affiliate of incurring any such Liability. With respect to any Regions Plan that is subject to Title IV of ERISA, full payment has been made, or will be made in accordance with
Section 404(a)(6) of the Internal Revenue Code, of all amounts that Regions or any Regions ERISA Affiliate is required to pay under Section 412 of the Internal Revenue Code or under the terms of the Regions Plans, and no accumulated funding deficiency (within the meaning of Section 412 of the Internal Revenue Code) exists with respect to any Regions Plan. There are no Material actions, suits, or claims pending, or, to the Knowledge of Regions, threatened or anticipated relating to any Regions Plan.

There has been no Material adverse change in the financial position or funded status of any Regions Plan that is subject to Title IV of ERISA since the date of the information relating to the financial position and funded status of each such plan contained in the most recent Regions Form 10-K filed with the SEC.

             6.18 DERIVATIVES. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for Regions' own account, or for the account of one or more the Regions Subsidiaries or their customers, were entered into
(i) in accordance with prudent business practices and all applicable Laws, and
(ii) with counterparties believed to be financially responsible.

             6.19 YEAR 2000. Regions has disclosed to FCC a complete and accurate copy of Regions' plan, including an estimate of the anticipated associated costs, for implementing modifications to Regions' hardware, software, and computer systems, chips, and microprocessors, to ensure proper execution and accurate processing of all date-related data, whether from years in the same century or in different centuries. Between the date of this Agreement and the Effective Time, Regions shall endeavor to continue its efforts to implement such plan.


                                   ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

             7.1 AFFIRMATIVE COVENANTS OF BOTH PARTIES. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use its reasonable efforts to maintain its current employee relationships, and (iv) take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of
Section 9.1(b) of this Agreement, or (b) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided that in the case of Regions, the provisions of this Section 7.1 (other than the provisions of clause (iv) above) shall not be deemed to preclude Regions from continuing to implement its program of acquiring unaffiliated depository and nondepository institutions.

             7.2 NEGATIVE COVENANTS OF FCC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FCC covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or chief financial officer of Regions, which consent shall not be unreasonably withheld:

                   (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any FCC Company or, except as expressly contemplated by this Agreement, the FCC Rights Agreement, or

                   (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a FCC Company to another FCC Company) in excess of an aggregate of $1,000,000 (for the FCC Companies on a consolidated basis), except in the ordinary course of the business consistent with past practices (which shall include, for FCC Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any FCC Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the FCC Disclosure Memorandum); or

                   (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any FCC Company, or declare or pay any dividend or make any other distribution in respect of FCC's capital stock, provided that FCC may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of FCC Common Stock at a rate of $0.28 per share with usual and regular record and payment dates in accordance with past practice as disclosed in Section 7.2(c) of the FCC Disclosure Memorandum and such dates may not be changed without the prior written consent of Regions; provided, that, notwithstanding the provisions of Section 1.3 of this Agreement, the Parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of FCC Common Stock do not receive both a dividend in respect of their FCC Common Stock and a dividend in respect of Regions Common Stock or fail to receive any dividend; or

                   (d) except for this Agreement, or pursuant to the Stock Option Agreement or pursuant to the exercise of Rights outstanding as of the date of this Agreement and pursuant to the terms thereof in existence on the date of this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of FCC Common Stock or any other capital stock of any FCC Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

                   (e) adjust, split, combine, or reclassify any capital stock of any FCC Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of FCC Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any FCC Subsidiary (unless any such shares of stock are sold or otherwise transferred to another FCC Company) or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

                   (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned FCC Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity,
      (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement, or (iv), subject to the provisions of Section 8.17 of this Agreement, that certain Plan and Agreement of Merger, dated as of April 15, 1997, by and between FCC and Kemmons Wilson, Inc. ("KW") (the "KW Agreement"); or

                   (g) grant any increase in compensation or benefits to the employees or officers of any FCC Company, except in accordance with past practice and consistent with budget data previously provided to Regions or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers of any FCC Company; grant any Material increase in fees or other increases in compensation or other benefits to directors of any FCC Company except in accordance with past practice; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

                   (h) enter into or amend any employment Contract between any FCC Company and any Person (unless such amendment is required by Law) that the FCC Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                   (i) adopt any new employee benefit plan of any FCC Company or make any Material change in or to any existing employee benefit plans of any FCC Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

                   (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                   (k) commence any Litigation other than as necessary for the prudent operation of its business or settle any Litigation involving any Liability of any FCC Company for Material money damages or restrictions upon the operations of any FCC Company; or

                   (l) except in the ordinary course of business, modify, amend, or terminate any Material Contract or waive, release, compromise, or assign any Material rights or claims.

             7.3 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

             7.4 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.


                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS

             8.1 REGISTRATION STATEMENT; JOINT PROXY STATEMENT; STOCKHOLDER APPROVALS. As soon as reasonably practicable after execution of this Agreement, Regions shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. FCC shall furnish all information concerning it and the holders of its capital stock as Regions may reasonably request in connection with such action. FCC shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. Regions shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the issuance of shares of Regions Common Stock pursuant to the Merger and such other related matters as it deems appropriate. In connection with the Stockholders' Meetings, (i) Regions and FCC shall prepare and file with the SEC a Joint Proxy Statement and mail such Joint Proxy Statement to their respective stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Joint Proxy Statement, (iii) the Boards of Directors of Regions and FCC shall recommend to their respective stockholders the approval of the matters submitted for approval, and (iv) the

Boards of Directors and officers of Regions and FCC shall use their reasonable efforts to obtain such stockholders' approvals, provided that each of Regions and FCC may withdraw, modify, or change in an adverse manner to the other Party its recommendations if the Board of Directors of such Party, after having consulted with and based upon the advice of outside counsel, determines in good faith that the failure to so withdraw, modify, or change its recommendation could constitute a breach of the fiduciary duties of such Party's Board of Directors under applicable Law. In addition, nothing in this Section 8.1 or elsewhere in this Agreement shall prohibit accurate disclosure by either Party of information that is required to be disclosed in the Registration Statement or the Joint Proxy Statement or in any other document required to be filed with the SEC (including, without limitation, a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law or regulations or rules of the NASD.

             8.2 EXCHANGE LISTING. Regions shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq NMS, subject to official notice of issuance, the shares of Regions Common Stock to be issued to the holders of FCC Common Stock pursuant to the Merger.

             8.3 APPLICATIONS. Regions shall promptly prepare and file, and FCC shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

             8.4 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, Regions shall execute and file the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the Arkansas Articles of Merger with the Secretary of State of the State of Arkansas in connection with the Closing.

             8.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

             8.6   INVESTIGATION AND CONFIDENTIALITY.

                   (a) Prior to the Effective Time, each Party shall keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

                   (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

                   (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

                   (d) Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty, or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

             8.7 PRESS RELEASES. Prior to the Effective Time, Regions and FCC shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section
8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

             8.8 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, no FCC Company nor any Affiliate thereof nor any Representatives thereof retained by any FCC Company shall directly or indirectly solicit or engage in negotiations concerning any Acquisition Proposal, or provide any confidential information or assistance to, or have any discussions with, any Person with respect to an Acquisition Proposal. Notwithstanding the foregoing, FCC may, and may authorize and permit its Representatives to, provide Persons with confidential information, have discussions or negotiations with, or otherwise facilitate an effort or attempt by such Person to make or implement an Acquisition Proposal not solicited in violation of this Agreement if FCC's Board of Directors, after having consulted with, and based upon the advice of, outside counsel, determines in good faith that the failure to take such actions could constitute a breach of the fiduciary duties of FCC's Board of Directors under applicable

Law; provided, that FCC shall promptly advise Regions following the receipt of any Acquisition Proposal and the Material details thereof; and, provided further, that prior to delivery of confidential information relating to FCC or access to FCC's books, records, or properties in connection therewith, the other Person shall have entered into a confidentiality agreement substantially similar to the Confidentiality Agreement previously entered into between FCC and Regions. Nothing contained in this Section 8.8 shall prohibit the Board of Directors of FCC from complying with Rule 14e-2, promulgated under the 1934 Act. FCC shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause of all its Representatives not to engage in any of the foregoing.

             8.9 ACCOUNTING AND TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

             8.10 STATE TAKEOVER LAWS. Each FCC Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws.

             8.11 CHARTER PROVISIONS. Each FCC Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any FCC Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any FCC Company that may be directly or indirectly acquired or controlled by it.

             8.12 RIGHTS AGREEMENT. FCC shall take all necessary action (including, if required, redeeming all of the outstanding Preferred Stock Purchase Rights or amending or terminating the FCC Rights Agreement) so that the entering into of this Agreement, the acquisition of shares pursuant to the Stock Option Agreement, and consummation of the Merger and the other transactions contemplated hereby do not and will not result in any Person becoming able to exercise any Preferred Stock Purchase Rights under the FCC Rights Agreement or enabling or requiring the Preferred Stock Purchase Rights to be separated from the shares of FCC Common Stock to which they are attached or to be triggered or to become exercisable.

             8.13 AGREEMENT OF AFFILIATES. FCC has disclosed in Section 8.13 of the FCC Disclosure Memorandum each Person whom it reasonably believes may be deemed an "affiliate" of FCC for purposes of Rule 145 under the 1933 Act. FCC shall use its reasonable efforts to cause each such Person to deliver to Regions not later than 30 days prior to the Effective Time, a written agreement, in substantially the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of FCC Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of Regions and FCC have been published within the meaning of Section
201.01 of the SEC's Codification of Financial Reporting Policies. Shares of Regions Common Stock issued to such affiliates of FCC in exchange for shares of FCC Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Regions and FCC have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.13 (and Regions shall be entitled to place restrictive legends upon certificates for shares of Regions Common Stock issued to affiliates of FCC pursuant to this Agreement to enforce the provisions of this Section 8.13). Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

             8.14 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, but in no event earlier than the consolidation of FCC's depository institution Subsidiaries with Regions' depository institution Subsidiaries, Regions shall provide generally to officers and employees of the FCC Companies, who at or after the Effective Time become employees of a Regions Company (the "Continuing Employees"), employee benefits under employee benefit plans on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of FCC shall be treated as service under Regions' qualified defined benefit plans, (ii) service under any qualified defined contribution plans of FCC shall be treated as service under Regions' qualified defined contribution plans, and (iii) service under any other employee benefit plans of FCC shall be treated as service under any similar employee benefit plans maintained by Regions. Regions shall cause the Regions welfare benefit plans that cover the Continuing Employees after the Effective Time to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability, and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Continuing Employees under FCC's welfare benefit plans to be credited to such Continuing Employees under the Regions welfare benefit plans, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by the Continuing Employees under the Regions welfare benefit plans. The continued coverage of the Continuing Employees under the employee benefits plans maintained by FCC and/or any FCC Subsidiary immediately prior to the Effective Time during a transition period shall be deemed to provide the Continuing Employees with benefits that are no less favorable than those offered to other employees of Regions and its Subsidiaries, provided that after the Effective Time there is no Material reduction (determined on an overall basis) in the benefits provided under the FCC employee benefit plans. Except as expressly provided in the Supplemental Letter, Regions also shall cause FCC and its Subsidiaries to honor all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.14 of the FCC Disclosure Memorandum to Regions between any FCC Company and any current or former director, officer, or employee thereof, and all provisions of the FCC Benefit Plans. To the extent that Regions has agreed to cause FCC or the appropriate FCC

Subsidiary to honor the Contracts as set forth in the preceding sentence (the "FCC Compensation Contracts"), Regions acknowledges that the Merger constitutes a "Change of Control" for all purposes pursuant to any such FCC Compensation Contracts. In addition, Regions acknowledges that each employee who is a party to any such FCC Compensation Contract will, during the first year following consummation of the Merger, have "Good Reason" to terminate employment thereunder.

             8.15  INDEMNIFICATION.

                   (a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of FCC or any FCC Subsidiary (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, or employee of FCC, any of the FCC Subsidiaries, or any of their respective predecessors or
(ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, Regions shall indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any Liability (including reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable
Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them; provided, however, that (a) Regions shall have the right to assume the defense thereof and upon such assumption Regions shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Regions elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Regions and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Regions shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (b) Regions shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (c) Regions shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Regions' obligations under this Section 8.15(a) continue in full force and effect for a period of six years after the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

                   (b) Regions agrees that all rights to indemnification and all limitations on Liability existing in favor of the directors, officers, and employees of FCC and its Subsidiaries (the "Covered Parties") as provided in their respective Articles of Incorporation, Bylaws, or similar governing instruments as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years after the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; provided, further, however, that nothing contained in this Section 8.15(b) shall be deemed to preclude the liquidation, consolidation, or merger of FCC or any FCC Subsidiary, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation, or merger. Without limiting the foregoing, in any case in which approval by Regions is required to effectuate any indemnification, Regions shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Regions and the Indemnified Party.

                   (c) Regions, from and after the Effective Time, will directly or indirectly cause the persons who served as directors or officers of FCC at or before the Effective Time to be covered by FCC's existing directors' and officers' liability insurance policy (provided that Regions may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy). Such insurance coverage, shall commence at the Effective Time and will be provided for a period of no less than three years after the Effective Time.

                   (d) If Regions or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Regions shall assume the obligations set forth in this Section 8.15.

                   (e) The provisions of this Section 8.15 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

             8.16 CERTAIN MODIFICATIONS. Regions and FCC shall consult with respect to their loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) and FCC shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. Regions and FCC also shall consult with respect to the character, amount, and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by the Parties. Neither Party's representations, warranties, and covenants contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section 8.16.

             8.17 PENDING FCC ACQUISITION. Each of Regions and FCC shall use its reasonable efforts to modify or amend (or cause to be modified or amended) this Agreement or the KW Agreement as necessary or appropriate to ensure that each of the acquisition of FCC by Regions and the acquisition of KW by FCC shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Any such amendments or modifications shall be made as soon as reasonably practicable after the date of this Agreement. In determining whether the condition precedent set forth in Section 5.01(m) of the KW Agreement has been satisfied, FCC shall take into account the advice and counsel of Regions and its professional advisors, and shall not agree to the final form of Exhibits C-1 and C-2 without the prior consent of Regions (which consent of Regions shall not be unreasonably withheld).

                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

             9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

             (a) STOCKHOLDER APPROVALS. The stockholders of FCC shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, and by the rules of the NASD. The stockholders of Regions shall have approved this Agreement and the consummation of the transaction contemplated hereby, including the Merger and the issuance of shares of Regions Common Stock pursuant to the Merger, as and to the extent required by Law, by the provisions of any governing instruments, and by the rules of the NASD.

             (b) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (excluding requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

             (c) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

             (d) LEGAL PROCEEDINGS. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

             (e) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Regions Common Stock issuable pursuant to the Merger shall have been received.

             (f) EXCHANGE LISTING. The shares of Regions Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq NMS, subject to official notice of issuance.

             (g) TAX MATTERS. Each Party shall have received a written opinion or opinions from Alston & Bird LLP, in a form reasonably satisfactory to such Party (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of FCC Common Stock for Regions Common Stock will not give rise to gain or loss to the stockholders of FCC with respect to such exchange (except to the extent of any cash received), (iii) the tax basis of the Regions Common Stock received by holders of FCC Common Stock in the Merger will be the same as the tax basis of the FCC Common Stock surrendered in exchange for the Regions Common Stock (reduced by an amount allocable to a fractional share for which cash is received), and (iv) the holding period of the Regions Common Stock received by holders who exchange their FCC Common Stock for Regions Common Stock in the Merger will be the same as the holding period of the FCC Common Stock surrendered in exchange therefor. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of FCC and Regions reasonably satisfactory in form and substance to such counsel.

             (h) POOLING LETTER. Each Party shall have received a letter, dated as of the Effective Time, in a form reasonably acceptable to such Party, from Ernst & Young LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

             9.2 CONDITIONS TO OBLIGATIONS OF REGIONS. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

                   (a)    REPRESENTATIONS AND WARRANTIES.  For purposes of this
      Section 9.2(a), the accuracy of the representations and warranties of FCC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of FCC set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of FCC set forth in Sections 5.18, 5.19, 5.20, and 5.21 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of FCC set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.18, 5.19, 5.20, and 5.21) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on FCC; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material, "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of FCC or to a matter being "known" by FCC shall be deemed not to include such qualifications.

                   (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of FCC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

                   (c)    CERTIFICATES.  FCC shall have delivered to Regions
      (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by FCC's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Regions and its counsel shall request.

                   (d) AFFILIATE AGREEMENTS. Regions shall have received from each affiliate of FCC the affiliates agreement referred to in
      Section 8.12 of this Agreement, to the extent necessary to assure in the reasonable judgment of Regions that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

                   (e) RIGHTS AGREEMENT. None of the events described in Sections 11(a)(ii) or 13 of the FCC Rights Agreement shall have occurred, and the Preferred Stock Purchase

      Rights shall not have become non-redeemable or exercisable for capital stock of Regions upon consummation of the Merger.

             9.3 CONDITIONS TO OBLIGATIONS OF FCC. The obligations of FCC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FCC pursuant to Section 11.6(b) of this Agreement:

                   (a)    REPRESENTATIONS AND WARRANTIES.  For purposes of this
      Section 9.3(a), the accuracy of the representations and warranties of Regions set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Regions set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Regions set forth in Section 6.16 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of Regions set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.16) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Regions; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material," "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of Regions or to a matter being "known" by Regions shall be deemed not to include such qualifications.

                   (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

                   (c)    CERTIFICATES.  Regions shall have delivered to FCC
      (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FCC and its counsel shall request.

                                   ARTICLE 10
                                  TERMINATION

             10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of FCC or Regions, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                   (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of FCC; or

                   (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of FCC and Section 9.3(a) of this Agreement in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of FCC and
      Section 9.3(a) of this Agreement in the case of Regions; or

                   (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of FCC and Section 9.3(a) in the case of Regions) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                   (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of Regions or FCC fail to vote their approval of the matters submitted for the approval by such stockholders at the Stockholders' Meetings where the transactions were presented to such stockholders for approval and voted upon; or

                   (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by December 31, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

                   (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of FCC and Section 9.3(a) of this Agreement in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

                   (g) By the Board of Directors of FCC, if it determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

                                (1) the Average Closing Price shall be less than the product of (i) 0.80 and (ii) the Starting Price; and

                                (2)    (i) the quotient obtained by dividing
             the Average Closing Price by the Starting Price (such number being referred to herein as the "Regions Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (2)(ii) (such number being referred to herein as the "Index Ratio");

      subject, however, to the following three sentences. If FCC refuses to consummate the Merger pursuant to this Section 10.1(g), it shall give prompt written notice thereof to Regions; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, Regions shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient (rounded to the nearest one-ten-thousandth) obtained by dividing (1) the product of 0.80, the Starting Price, and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient (rounded to the nearest one-ten-thousandth) obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Regions Ratio. If Regions makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to FCC of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this
      Section 10.1(g).

                   For purposes of this Section 10.1(g), the following terms shall have the meanings indicated:

                   "Average Closing Price" shall mean the average of the daily last sales prices of Regions Common Stock as reported on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Regions) for the ten consecutive full trading days in which such shares are traded on the Nasdaq NMS ending at the close of trading on the Determination Date.

                   "Determination Date" shall mean the later of the date on
             which (i) the Consent of the Board of Governors of the Federal Reserve System (without regard to any requisite waiting period thereof) to the Merger shall be received and (ii) the FCC and Regions stockholders approve the Merger at the Stockholders' Meetings.

                   "Index Group" shall mean the 17 bank holding companies
             listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 17 bank holding companies and the weights attributed to them are as follows:

                   BANK HOLDING COMPANIES                                   WEIGHTING
                 ----------------------------                            --------------
                 AmSouth Bancorporation                                       4.07%
                 BB&T Corporation                                             6.78
                 Compass Bancshares, Inc.                                     3.34
                 Fifth Third Bancorp                                          7.84
                 First American Corporation                                   2.96
                 First Security Corporation                                   5.86
                 First Tennessee National Corporation                         3.25
                 First Virginia Banks, Inc.                                   2.62
                 Hibernia Corporation                                         6.62
                 Huntington Bancshares, Inc.                                  9.68
                 Mercantile Bancorporation, Inc.                              6.60
                 SouthTrust Corporation                                       5.05
                 Star Banc Corporation                                        4.32
                 Summit Bancorp                                               8.91
                 SunTrust Banks, Inc.                                        10.67
                 Union Planters Corporation                                   3.45
                 Wachovia Corporation                                         7.99
                 ----------------------------                               -------
                 Total                                                      100.00%
                                                                            =======

                   "Index Price" on a given date shall mean the weighted
             average (weighted in accordance with the factors listed above) of the last sales prices of the companies composing the Index Group.

                   "Starting Date" shall mean the last full trading day
             preceding the announcement by press release of the Merger.

                   "Starting Price" shall mean the last sale price per share of
             Regions Common Stock as reported on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Regions) on the Starting Date.

                   If any company belonging to the Index Group or Regions declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or Regions shall be appropriately adjusted for the purposes of applying this Section 10.1(g).

             10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement and the Supplemental Letter shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. The Stock Option Agreement shall be governed by its own terms.

             10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4, and 11 and Sections 8.13 and 8.15 of this Agreement.


                                   ARTICLE 11
                                 MISCELLANEOUS

             11.1  DEFINITIONS.

                   (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                   "ABCA" shall mean the Arkansas Business Corporation Act of 1987, Title 4, Chapter 27 of the Arkansas Code of 1987 Annotated, as amended.

                   "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

                   "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

             "AGREEMENT" shall mean this Agreement and Plan of Merger, including Exhibit 2 (and excepting the Stock Option Agreement) delivered pursuant hereto and incorporated herein by reference.

             "ARKANSAS ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by Regions and filed with the Secretary of State of the State of Arkansas relating to the Merger as contemplated by Section 1.1 of this Agreement.

             "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

             "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

             "CONFIDENTIALITY AGREEMENTS" shall mean those certain Confidentiality Agreements, entered into prior to the date of this Agreement, between FCC and Regions.

             "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

             "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

             "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

             "DELAWARE CERTIFICATE OF MERGER" shall mean the certificate of merger to be executed by Regions and filed with the Secretary of State of the State of Delaware, relating to the Merger as contemplated by Section
      1.1 of this Agreement.

             "DGCL" shall mean the Delaware General Corporation Law.

             "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

             "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

             "EXHIBITS" 1 and 2, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

             "FCC COMMON STOCK" shall mean the $3.00 par value common stock of FCC.

             "FCC COMPANIES" shall mean, collectively, FCC and all FCC Subsidiaries.

             "FCC DISCLOSURE MEMORANDUM" shall mean the written information entitled "FCC Disclosure Memorandum" delivered prior to the execution of this Agreement to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall be deemed to be disclosed for all purposes hereunder. The inclusion of any matter in this document shall not be deemed an admission or otherwise to imply that any such matter is Material for purposes of this Agreement.

             "FCC FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of FCC as of September 30, 1997, and as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1997, and for each of the three years ended December 31, 1996, 1995, and 1994, as filed by FCC in SEC Documents, and (ii) the consolidated statements of condition of FCC (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1997.

             "FCC PREFERRED STOCK" shall mean the $1.00 par value preferred stock of FCC.

             "FCC RIGHTS AGREEMENT" shall mean that certain Rights Agreement, dated September 18, 1990, between FCC and First Commercial Trust Company, N.A. (as successor to First Commercial Bank, N.A.), as Rights Agent.

             "FCC STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of FCC.

             "FCC SUBSIDIARIES" shall mean the Subsidiaries of FCC, which shall include the FCC Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of FCC in the future and owned by FCC at the Effective Time.

             "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

             "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental
      Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

             "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

             "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

             "JOINT PROXY STATEMENT" shall mean the joint proxy statement used by Regions and FCC to solicit the approval of their respective stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of Regions relating to the issuance of the Regions Common Stock to holders of FCC Common Stock.

             "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, or any executive vice president of such Person.

             "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

             "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

             "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for property Taxes not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business.

             "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

             "LOAN PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

             "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

             "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a Material adverse impact on (i) the financial condition, results of operations, or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

             "NASD" shall mean the National Association of Securities Dealers, Inc.

             "NASDAQ NMS" shall mean the National Market System of The Nasdaq Stock Market.

             "1933 ACT" shall mean the Securities Act of 1933, as amended.

             "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

             "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

             "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including, but not limited to, participating in a fiduciary capacity) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

             "PARTY" shall mean either FCC or Regions, and "PARTIES" shall mean both FCC and Regions.

             "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

             "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

             "PREFERRED STOCK PURCHASE RIGHTS" shall mean the preferred stock purchase rights issued pursuant to the FCC Rights Agreement.

             "REGIONS COMMON STOCK" shall mean the $.625 par value common stock of Regions.

             "REGIONS COMPANIES" shall mean, collectively, Regions and all Regions Subsidiaries.

             "REGIONS FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of September 30, 1997, and as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1997, and for each of the three years ended December 31, 1996, 1995, and 1994, as filed by Regions in SEC Documents, and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1997.

             "REGIONS SUBSIDIARIES" shall mean the Subsidiaries of Regions and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Regions in the future and owned by Regions at the Effective Time.

             "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Regions under the 1933 Act with respect to the shares of Regions Common Stock to be issued to the stockholders of FCC in connection with the transactions contemplated by this Agreement.

             "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

             "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

             "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

             "SEC" shall mean the United States Securities and Exchange Commission.

             "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

             "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

             "STOCK OPTION AGREEMENT" shall mean the stock option agreement by and between FCC and Regions, in substantially the form of Exhibit 1.

             "STOCKHOLDERS' MEETINGS" shall mean the respective meetings of the stockholders of Regions and FCC to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

             "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

             "SUPPLEMENTAL LETTER" shall mean the supplemental letter of even date herewith between the Parties relating to certain understandings and agreements in addition to those included in this Agreement.

             "SURVIVING CORPORATION" shall mean Regions as the surviving corporation resulting from the Merger.

             "TAX" OR "TAXES" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including any interest, penalties, or additions thereto.

             "TAXABLE PERIOD" shall mean any period prescribed by any governmental authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

                   "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

                   (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

                   Average Closing Price                                     Section 10.1(g)
                   Claim                                                     Section 8.15(a)
                   Closing                                                   Section 1.2
                   Covered Party                                             Section 8.15(b)
                   Determination Date                                        Section 10.1(g)
                   Effective Time                                            Section 1.3
                   Exchange Agent                                            Section 4.1
                   Exchange Ratio                                            Section 3.1(b)
                   FCC Benefit Plans                                         Section 5.13(a)
                   FCC Contracts                                             Section 5.14
                   FCC ERISA Affiliate                                       Section 5.13(e)
                   FCC ERISA Plan                                            Section 5.13(a)
                   FCC Rights                                                Section 3.6(a)
                   FCC Pension Plan                                          Section 5.13(a)
                   FCC SEC Reports                                           Section 5.5(a)
                   Indemnified Party                                         Section 8.15
                   Index Group                                               Section 10.1(g)
                   Index Price                                               Section 10.1(g)
                   Index Ratio                                               Section 10.1(g)
                   KW                                                        Section 7.2(f)
                   KW Agreement                                              Section 7.2(f)
                   Merger                                                    Section 1.1
                   Regions ERISA Affiliate                                   Section 6.17
                   Regions Ratio                                             Section 10.1(g)
                   Regions SEC Reports                                       Section 6.5(a)
                   Starting Date                                             Section 10.1(g)
                   Starting Price                                            Section 10.1(g)
                   Takeover Laws                                             Section 5.19
                   Tax Opinion                                               Section 9.1(g)

                   (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

             11.2  EXPENSES.

                   (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy Statement.

                   (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

             11.3 BROKERS AND FINDERS. Except for Keefe, Bruyette & Woods, Inc. as to FCC and except for J. P. Morgan Securities, Inc. as to Regions, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his, her, or its representing or being retained by or allegedly representing or being retained by FCC or Regions, each of FCC and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

             11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (including any provision of the Confidentiality Agreements which would act to preclude Regions (or any Holder as defined in the Stock Option Agreement from exercising its rights under the Stock Option Agreement) to the extent that the Stock Option Agreement is in force and effect, but excluding the Supplemental Letter). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.13 and 8.15 of this Agreement.

             11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that the provisions of this Agreement relating to the manner or basis in which shares of FCC Common Stock will be exchanged for Regions Common Stock shall not be amended (except in accordance with Section 10.1(g) of this Agreement) after the Stockholders' Meetings without the requisite approval of the holders of the issued and outstanding shares of Regions Common Stock and FCC Common Stock, as the case may be, entitled to vote thereon.

             11.6  WAIVERS.

                   (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FCC, to waive or extend the time for the compliance or fulfillment by FCC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions.

                   (b) Prior to or at the Effective Time, FCC, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FCC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FCC.

                   (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

             11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

             11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

                   FCC:                             First Commercial Corporation
                                                    400 West Capital Avenue
                                                    Second Floor
                                                    Little Rock, Arkansas  72201
                                                    Telecopy Number:  (501) 371-6525
                                                    Attention:  C. Barnett Grace
                                                                Chairman, President, and
                                                                    Chief Executive Officer

                   Copy to Counsel:                 Arnold & Porter
                                                    555 Twelfth Street, N.W.
                                                    Washington, D.C.  20004
                                                    Telecopy Number:  (202) 942-5999

                                                    Attention:  Steven Kaplan

                   Regions:                         Regions Financial Corporation
                                                    417 N. 20th Street
                                                    Birmingham, Alabama  35203
                                                    Telecopy Number:  (205) 326-7571
                                                    Attention:  Richard D. Horsley
                                                                Vice Chairman and Executive
                                                                    Financial Officer

                   Copy to Counsel:                 Regions Financial Corporation
                                                    417 N. 20th Street
                                                    Birmingham, Alabama  35203
                                                    Telecopy Number:  (205) 326-7751
                                                          Attention:   Samuel E. Upchurch, Jr.
                                                                       General Counsel

             11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws, except to the extent that the Laws of the State of Arkansas relate to the consummation of the Merger.

            11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

            11.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

            11.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

            11.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

             IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                            FIRST COMMERCIAL CORPORATION


By: /s/ Donna Rogers                               By:  /s/ C. Barnett Grace
  -------------------------------------------          ---------------------------------------------
    Donna Rogers                                       C. Barnett Grace
    Secretary                                          Chairman, President, and Chief
                                                          Executive Officer

[CORPORATE SEAL]


ATTEST:                                            REGIONS FINANCIAL CORPORATION


By: /s/ Samuel E. Upchurch, Jr.                    By: /s/ Carl E. Jones, Jr.
   ------------------------------------------         ----------------------------------------------
    Samuel E. Upchurch, Jr.                            Carl E. Jones, Jr.
    Corporate Secretary                                President and Chief Executive Officer

[CORPORATE SEAL]





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